Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of our firm’s audit report dated 11 February 2011 relating to the financial statements of Take and Bake, Inc. as of June 30, 2009 and for the two years then ended appearing elsewhere in this Current Report on Form 8-K/A.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
14 February 2011